UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2016

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4310		3850 Lane North, Suite 180
Montreal, Quebec, Canada H3B 4W8		Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant's telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On April 20, 2016, BDC Capital Inc. (the “Lender”), a wholly owned subsidiary of Business Development Bank of Canada, accepted to enter into a binding  Letter of Offer of financing (the “Letter of Offer”) with BioAmber Sarnia Inc. (“BioAmber Sarnia”), a joint venture indirectly owned by BioAmber Inc. and by Mitsui and Co., Ltd.  The proceeds will be used to fund the working capital of the BioAmber Sarnia’s facility in Sarnia, Ontario.

Pursuant to the Letter of Offer, the Lender has agreed to make a secured term loan of CAD$10 million to BioAmber Sarnia (the ‘’Loan’’), which will be disbursed to BioAmber Sarnia following the fulfillment of certain customary conditions more fully described in the Letter of Offer.  The Loan is repayable in 59 equal, monthly installments of CAD$165,000 from April 15, 2017 until February 15, 2022, and by way of one balloon payment of CAD$265,000, payable on March 15, 2022. The Loan will bear interest at a fixed interest rate of 13% per annum, payable monthly on the 15th day of the month commencing on the next occurring payment date following the first advance on the Loan. The Lender agrees to reduce its interest rate by 1.00 to 1.25%, under certain conditions more fully described in the Letter of Offer. BioAmber Sarnia may prepay a portion or all of the Loan outstanding at any time, subject to the payment of a prepayment bonus more fully described in the Letter of Offer.

The Lender may cancel any portion of the Loan not disbursed after six months from February 16, 2016.  Commencing nine months after February 16, 2016, BioAmber Sarnia will pay a 3% per annum standby fee on the portion of the Loan which has not been advanced. BioAmber Sarnia shall pay the Lender a cancellation fee of CAD$500,000 (the “Cancellation Fee”) if the Loan is not disbursed by February 16, 2017. In case of partial disbursement of the Loan as of February 16, 2017, any part of the Loan that has not been disbursed by that date will be cancelled.  If more than 50% of the Loan is cancelled, BioAmber Sarnia shall pay a prorated part of the Cancellation Fee proportionate to the percentage of the Loan cancelled.

All obligations of BioAmber Sarnia under the Loan are secured by a security interest on all of BioAmber Sarnia’s assets, which security interest is subordinated in rank to the securities granted to (i) the financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada for a senior secured loan in the principal amount of CAD$20 million and (ii) the Ministry of Economic Development, Employment and Infrastructure (Strategic Jobs and Investment Fund) of the Government of Ontario for a secured loan in the principal amount of CAD$15 million.  BioAmber International S.à r.l., a wholly-owned subsidiary of BioAmber Inc. and the shareholder of record of BioAmber Sarnia, also agreed not to encumber the intellectual property which is licensed to BioAmber Sania to secure any loan or other financing to or for BioAmber Sarnia.

The Letter of Offer contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including in connection with the disbursement of the loan.  The Letter of Offer also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest on, or principal under the Loan, the failure to comply with certain covenants and agreements specified in the Letter of Offer, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness and agreements, and certain events of insolvency.

The financial covenants contained in the Loan require BioAmber Sarnia to maintain at all times, but tested on a quarterly basis (i) a term debt to tangible equity ratio of a maximum of 0.85:1, based on the formula contained in the Letter of Offer, and (ii) a debt service coverage ratio of at least 1.10:1, commencing the quarter ending September 30, 2017 and increasing to at least 1.50:1 for the quarter ending June 30, 2019 and thereafter, based on the formula contained in the Letter of Offer.  If any event of default occurs, the principal, interest, prepayment bonus and any other monetary obligations on all the then outstanding amounts under the loan may become due and payable immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2016	BIOAMBER INC.

	By:	/s/ Mario Saucier
Mario Saucier
Chief Financial Officer